Exhibit 21.1

Del Laboratories, Inc.

Domestic

Del Pharmaceuticals, Inc. (Delaware)
565 Broad Hollow Realty Corp. (New York)
Del Professional Products, Inc. (Delaware)

Foreign

Del Laboratories (Canada) Inc. (Canada)
Del Pharmaceutics (Canada) Inc. (Canada)
Del Pharmaceuticals Ltd. (U.K.)
Del Laboratories U.K. Limited (U.K.)
Pade Mexicana, S.A. de C.V. (Mexico) (50% owned by Del)
Laboratorios Del de Mexico, S.A. de C.V.
DLI (Proprietary) Ltd. (South Africa) (50% owned by Del)

All subsidiaries are 100% owned by Del unless otherwise indicated.